Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF MIRAMAR LABS, INC.

R. Michael Kleine certifies that:

1.He is the President and Chief Executive Officer of Miramar Labs, Inc., a Delaware corporation.

2.Section 5.2(b) of Article V of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“(b)    Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

3.
The foregoing amendments to the corporation’s Amended and Restated Certificate of Incorporation have been duly approved by the Board of Directors and by the required vote of stockholders in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on August 31, 2016.

/s/ R. Michael Kleine
R. Michael Kleine
President and Chief Executive Officer